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                                                                      EXHIBIT  5
November  23,  1998



SBE,  Inc.
4550  Norris  Canyon  Road
San  Ramon,  CA  94583

Ladies  and  Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by SBE, Inc., a Delaware corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an additional 100,000 shares of the Company's Common Stock, par value $0.001 per share, (the "Shares") pursuant to its 1992 Employee Stock Purchase Plan, as amended (the "Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very  truly  yours,

Cooley  Godward  LLP



By:     /s/  Christopher  A.  Westover
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        Christopher  A.  Westover

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